Exhibit 99.1

Conference Call Transcript

RLI Corp.  — Earnings Conference Call — 2nd Quarter 2009

July 21, 2009  //  10:00 am (CT)

RLI Participants

Jonathan E.  Michael — President, CEO

Michael J.  Stone — President, COO (RLI Insurance Company)

Joseph E.  Dondanville — Sr. VP, CFO

John Robison — Treasurer, Chief Investment Officer

Conference Call Participants

Name	Affiliation

Mike Grasher	Piper Jaffray
DeForest Hinman	Walthausen & Co.
Doug Mewhirter	RBC Capital Markets
Meyer Shields	Stifel Nicolaus
Bijan Moazami	FBR Capital Markets
Ron Bobman	Capital Returns
Mike Nannizzi	Oppenheimer & Co.

RLI CORP.

Moderator: John Robison

July 21, 2009

10:00 a.m.  CT

Operator:  Good morning and welcome, ladies and gentlemen, to the RLI Corp. second quarter earnings teleconference.  At this time, I would like to inform you that this conference is being recorded and that all participants are in a listen-only mode.  At the request of the company, we will open the conference up for questions and answers after the presentation.

Before we get started, let me remind everyone that through the course of the teleconference, RLI management may make comments that reflect their intentions, beliefs, and expectations for the future.  As always, these forward looking statements are subject to certain risk factors which could cause actual results to differ materially.  These risk factors are listed in the company’s various SEC filings, including in the annual form 10-K which should be reviewed carefully.  The company has filed a form 8-K with the Securities and Exchange Commission that contains the press release announcing second quarter results.

RLI management may make reference during the call to operating earnings and earnings per share from the operations, which are non-GAAP measures of the financial results.  RLI’s operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax realized investment gains or losses.  RLI’s management believes that this measure is useful in gauging core operating performance across reporting periods, but may not be comparable to other companies’ definitions of operating earnings.

The form 8-K contains reconciliation between operating earnings and net earnings.  The form 8-K and press release are available at the company’s Web site at www.rlicorp.com.   At the request of the company, we will open the conference up for questions and answers following the presentation.

I will now turn the conference over to RLI’s Treasurer and Chief Investment Officer, Mr. John Robison.  Please go ahead, sir.

John Robison:  Thank you.  Good morning to everyone.  Welcome to the RLI earnings teleconference for the second quarter of 2009.  Joining me for today’s call are Jon Michael, President and CEO of RLI Corp.; Joe Dondanville, Senior Vice President and Chief Financial Officer; and Mike Stone, President and Chief Operating Officer of RLI Insurance Company.

We will conduct this call as we have in past quarters.  I’ll give a brief review of the financial highlights and discuss the investment portfolio.  Mike Stone will talk about the quarter’s operations.  Then, we’ll open the call to questions and Jon Michael will finish up with some closing comments.

Our second quarter operating earnings were $1.32 per share.  Included in this quarter’s earnings are $16.4 million in pre-tax favorable development in prior years’ loss reserves.  The favorable development came from our casualty book of business.

The combined ratio, for the second quarter was 79.5, resulting in underwriting income of roughly $25 million.  Gross written premiums were down 3% versus the second quarter of 2008 and down 5% through the first 6 months of 2009.

As we have demonstrated over time, we’re an underwriting company focused on underwriting profits in hard and soft markets.  We will grow when margins are acceptable and contract when we’re not being compensated for the risks we are taking.

Turning to the investment portfolio, as of June 30, our overall allocation was 78% in fixed income, 12% in equities, and 10% in short-term investments.  This allocation has not significantly changed from the first quarter.  While the fixed income and equity markets rallied in the second quarter, we still believe the economy is fragile and have opted to slowly reinvest our cash positions.

In my opinion, the first quarter exhibited an excess of pessimism, while the second quarter exhibited an excess of optimism.  We still have concerns over economic growth, significant deficit spending, unemployment, and the potential for inflation down the road, just to name a few.  Again, we remain cautious but have started to invest our cash balances.

We certainly benefited from the market rally in the second quarter.  Book value increased 7% from year-end to $35.32 per share.  Many of our securities have improved significantly from the first quarter of 2009, as credit spreads tightened and equity securities posted one of the largest quarterly returns in recent history.  We continue to monitor all of our holdings but believe our high quality portfolio will continue to perform well in this challenging environment.

Within the fixed income arena, our exposure to commercial mortgages is less than $50 million.  All are rated “AAA” and have made all contractual payments.  Our exposure to credit card and auto paper is less than $10 million and all are rated “AAA”.  We do not own any California municipal securities and we do not own any securities rated below investment grade.  Our fixed income portfolio has an overall rating of “AA”, with a duration of roughly 5 years.  The tax equivalent book yield on our fixed income portfolio is approximately 5.3%.

Investment income declined 16% for the quarter and 12% year-to-date.  In addition to a lower interest rate environment, this decline is primarily due to our eliminating the more volatile asset classes, including positions in the high-yield muni bond fund, REITS, preferred stocks, and the Dow Dividend Select ETFs.  These securities carried yields north of 7% and the proceeds are now sitting in short-term investments.

Net realized gain on investment securities were roughly $6 million this quarter.  We realized approximately $12 million in investment gains from selling securities that were previously deemed other than temporarily impaired.  We recognized the tax loss but had a book value gain, as these securities improved during the second quarter.  These gains were offset by roughly $6 million in securities that were deemed other than temporarily impaired this quarter, the majority of which came from our equity portfolio.

As of April 1st, we adopted the new Financial Accounting Standards 115-2 and 124-2.  These new standards apply to fixed income securities.  Specifically, any credit-related impairment the company does not plan to sell and not likely to be required to sell is recognized in operating earnings with the noncredit-related impairment in comprehensive earnings.

Based on our analysis, our fixed income portfolio is of a high credit quality and it is not probable that contractual cash flows will not be collected.  The fixed income unrealized losses can primarily be attributed to changes in interest rates and not related to credit issues.  As a result, this mandatory accounting change had no impact on our reporting.

Our total return for the portfolio was 3.6% for the quarter, with equities returning 14.1% and our fixed income returning 2.4%.  Our investment portfolio has returned 3.1% year-to-date.

Comprehensive earnings, which include after-tax unrealized gains and losses from the investment portfolio, were nearly $57 million for the quarter, up from $13.3 million over the same period in 2008.  Shareholders’ equity increased to $767 million and statutory surplus stands at just under $700 million.

Once again, from an investment portfolio perspective it was a good quarter in terms of a market recovery.  We are proceeding in a cautiously conservative manner, making sure our portfolio remains high quality.  We have started to invest our cash balances into shorter duration, high quality fixed income securities and would not expect to see our 12% equity allocation to significantly change in the near-term.

For the operations highlight, I will now turn the call over to Mike Stone.  Mike.

Mike Stone:  Thanks, John.  Good morning everybody.  An excellent quarter by anyone’s standards.  Remember, RLI sets a very high standard.  Second quarter combined ratio of 79; casualty at 79.1; property at 76; surety at 88.

There are no clear signs of a market change.  For example, transportation, which is typically a leading indicator of casualty prices, is still competitive.  Having said that we have seen some rates firming in areas of tight capacity; for example, CAT-exposed property and D&O.

We continue to think a market change is not far away.  However, with the economy mired in recession and companies continuing to report positive combined ratios, we’re not there yet.  Some good news in addition to a terrific combined ratio, our gross written premium was off only 3% in the quarter, with both surety and property up around 12%.

Let’s discuss casualty.  Our gross written premium down 15% in the quarter, 18% year-to-date, which, with our re-underwriting of our programs operations, which — where the business is off some $9 million or some 60% of the shortfall in casualty, about 50% year-to-date.  Overall, casualty is starting to improve.  Our gross written premium in GL and CUP is down 12% and 18% respectively as the economy affects the construction industry, which is a significant part of our GL and commercial umbrella books.  Rates are off a little less than 5%, which is an improvement.  Our newest product for the design professionals is off to a good start and is on plan with some $2.5 million of gross written premium year-to-date.

Property.  Gross written premium up 12% in the quarter, 13% year-to-date.  Combined ratio 76.  CAT rates up around 15% and unexposed fire rates stable.  We’ve been able to achieve more rate while keeping our overall exposures flat and improving our geographic spread.

Marine’s gross written premium some 2% up in the quarter, 7% year-to-date.

Our new property facultative reinsurance facility added some $3 million of premium in the quarter and $4.2 million year-to-date, as ceding companies are buying more facultative and rates have improved.

In our surety operation, again gross written premiums up 12% in the quarter and 13% year-to-date.  Growth driven by miscellaneous and contract segments in the surety side and our new fidelity operation.  We’ve invested in new teams of underwriters and broadened our geographic spread in our surety operation.  We continue to be very circumspect in underwriting this segment, as the economy is an important factor in underwriting results.  We’ve been very diligent in adding underwriters and accessing new opportunities.

Our new fidelity operation, which is part of the surety segment, is off to a good start with some $3 million of gross written premium in the quarter and $5.5 million year-to-date.  They are on plan, as well.

We are well-positioned to expand in all segments as and when the economy recovers and/or pricing firms.  We will, as always, be disciplined in our approach.  Thank you, John.

John Robison:  Thank you, Mike.  We’re now ready to open the call up to questions.

[Question-and-Answer Session]

Operator:  (Operator Instructions).  And our first question will come from DeForest Hinman with Walthausen & Company.

DeForest Hinman:  Hi, I had few different questions.  Can, with all the headlines around CIT, can you talk about your fixed income exposure there?

John Robison:  We do not have any exposure to CIT from a fixed income or an equity standpoint at this time.  We sold our CIT investment earlier in the second quarter.

DeForest Hinman:  All right.  And with the realized gains we booked in the second quarter ‘09, what part of the asset portfolio did that — those gains come from?

John Robison:  The majority came from the — on the equity side.  And we also, during the quarter, took advantage of an opportunity to rid ourselves of some of the lower quality municipal securities.  So, we took some gains on the muni bond side, but the majority of the gains came on the equity side.

DeForest Hinman:  OK.  And it was interesting to hear you talk about your thoughts on inflation given the budgetary deficits in the United States.  And then we have disclosed our duration that we have for asset portfolio.  And then at the same time we talk about coming back into the market and looking for highly liquid, short-term, fixed income products.

Can you talk about where we see the portfolio duration moving to as we go forward and maybe have some of that asset portfolio roll off and then we have to look for reinvestment opportunities, because it sounds a little bit like we’re going to move more towards shorter-term, which could also entail a somewhat reduced level of interest income on that portfolio in the near-term.  Can you help me think about that going forward?  How you’re thinking about that?

John Robison:  When we think about duration we do it in terms of matching with our liabilities in the portfolio.  What’s not included in that 5-year duration number is the cash or the short-term investments.  If we were to include that number we’d be about 4.4 to 4.5.

We typically target a range based on the liabilities and other things in our portfolio somewhere around 4 to 5 years.  As we deploy those assets I would expect it to stay within that range.

DeForest Hinman:  OK that’s helpful.  And it seems like we have a bigger mix of muni bonds, at least compared to what we’ve had historically.  How should I think about the tax rate moving forward with the higher muni bond allocation?

Joe Dondanville:  This is Joe Dondanville.  From that muni allocation that number is going to be fairly steady.  I don’t think we’re going to be seeing a significant increase in our muni bond portfolio but it buoys with the amount of underwriting income that we have.

So, in this quarter we had a fairly high amount of underwriting income, which supported the higher tax rate.  Last quarter, because of the realized losses that we had, it offset a lot of the gains that we saw on the underwriting side.  So, you got to look at the three components of earnings, the muni and the tax preferenced dividends, the underwriting gains, and then the unrealized and realized losses on the equity side primarily, but a little bit on the bond side.

DeForest Hinman:  All right.  And then last question on Maui Jim.  Obviously, the economy’s weak, it’s higher on product.  It’s kind of been down for I don’t know 2, 3 years in a row for the summer quarter.  Are we seeing a bottom or has something changed fundamentally within that you know sunglasses business that we should be aware of?

Jon Michael:  I don’t — this is Jon Michael.  I don’t think we’re seeing a fundamental change at all.  I think Maui Jim’s top line is off fairly significantly, but they have been able to manage their expenses very well, during this period of time.  And still show profitability, albeit not as strong as it has been.

They continue to expand into other parts of the world.  And at the same time they’re keeping their expenses really in-line with the lack of growth that they’ve had.  We expect as the economy strengthens worldwide that company would be very well-positioned to rise right with the economy and beyond that.  So they’ve done very well during this period.

DeForest Hinman:  So pricing strategy hasn’t changed?  We haven’t lost any big distribution partners or anything like that?

Jon Michael:  No.  And in fact, they’ve expanded their product line.  They’ve added some new styles and some new technology to their product line that looks promising.  And we’re not experts on that at all but that’s what they tell us.

Joe Dondanville:  Their sales are down about 25%.  Their expenses are down about 20%.  So they don’t have a complete match there, but they’ve been able to maintain their margins on the sunglass sales.  So they’re not compromising with a change in pricing strategy.

DeForest Hinman:  All right, thank you.

Operator:  We’ll take our next question from Meyer Shields with Stifel Nicolaus.

Meyer Shields:  Thanks.  I guess, let me start with the surety segment.  I understand that the fidelity product is going to have some negative impact on the net-to-gross but I guess I was surprised by the divergence between the net and gross rates of maturity.

Mike Stone:  This is Mike Stone.  The — in the fidelity line we’ve got a quota share reinsurance treaty that — where we keep just 15% of the premium.  So, as — even though fidelity’s a fairly small segment when you look at the — fairly small part of the segment — when you look at the gross-to-net, it’s going to affect that fairly considerably.

Joe Dondanville:  Yes.  It’s a flip.  We keep about 87% of the more traditional surety product and we keep 15% of the fidelity product.  And fidelity represents about 12%, 13% of the total.

Mike Stone:  And that’s consistent with our philosophy.  I think we’ve repeated in the past that as we bring on new teams, new products, we’re going to share that risk with a partner, a reinsurance partner and reinsurance partners, and that’s what we’re doing at this point.  As that product matures we get more scale we’ll take from that.

Meyer Shields:  OK.  I just wanted to make sure there wasn’t anything else there.  With regard to the investment income and the reallocation strategy, do you think that this quarter reflects the worst of the year-over-year decline that that’s going to drive or was it later in the quarter?

John Robison:  You know it was starting to get later in the quarter.  We got rid of a lot of those higher yielding securities in the third and fourth quarter.

Meyer Shields:  OK.  So, we’ll see a little bit more — I’m sorry, so we’re past the worst right now?

John Robison:  Yes.

Meyer Shields:  OK.  And last question, I guess, if we look at the calendar year results for the casualty segment — the accident year results, they’re coming in at about 105%.  What’s the current estimate of the first half 2008 accident year results?  In other words, what level of deterioration is built into that?

Jon Michael:  Well, Meyer, it’s Jon Michael.  I don’t believe there’s any deterioration built into — you’re talking about that accident year, first 6 months of 2008?  There’s no deterioration from that year built in.

Meyer Shields:  Right.  I’m asking the question badly, I guess.  There wouldn’t be any — if I understand correctly, there’s no deterioration on accident year ‘08, but there would be, I guess, because of rate decreases and loss cost inflation some deterioration year-over-year.

Jon Michael:  From ‘08 to ‘09?

Meyer Shields:  Right.

Jon Michael:  Probably about 5% overall without getting into the whole calculus of it.  But you know we have to take in rate declines.  We take in inflation.  We take in claim trends and past accident year trends.  But overall, probably, about five is what we’re estimating.

Meyer Shields:  Is there any concern about the accident year profitability, casualty?

Jon Michael:  Yes, of course.  It’s at 105.  Yes, of course, we’re concerned about it.  That’s why we believe and have said so that the rest of the insurance marketplace ought to wake up and look at where we believe and I think they’re seeing the profitability going.  So, yes.

Meyer Shields:  Are you in implementing rate changes?

Jon Michael:  Pardon me.

Meyer Shields:  I’m sorry my phone is not great.  Are you implementing rate changes on the casualty side?

Jon Michael:  As the best we can, yes.

Meyer Shields:  Got it.  OK, I get it.  I’m sorry …

Mike Stone:  Yes, Meyer, it’s Mike Stone.  I think when you look at — when you — if you look at our casualty trend and you’ll see that our premium is down — been down over the last number of quarters.  And that’s because we are careful about how we’re underwriting in this rate environment.

We believe — we underwriters believe that our performance will be better than predicted.  But underwriters always believe that the results are going to better than predicted.  We think that the rate of rate change is lessening.  And I think in our biggest line, our largest line, the GL rates are off about — less than 5% this quarter, which is an improvement.

But they’re still off.  But we’ve been fairly profitable in that line over the past number of years.  We think we’ve been underwriting that carefully.  Like I said, we expect that to be better than the actuaries I think, but then again they’re the actuaries.  And so we’ll be cautious, disciplined as we approach this but the trend is what it is, and the rate movement has been down but you’ll see that we’ve reduced our volume as well.

Joe Dondanville:  And Meyer, I think we believe our 2009 accident year combined ratio, or 2008 combined ratio is somewhere around 98, 99, so about five points higher.

Meyer Shields:  OK.  That’s very thorough.  Thank you very much.

Operator:  We’ll hear next from Mike Grasher with Piper Jaffray.

Michael Grasher:  OK.  Congratulations on the quarter, gentlemen.  Just a couple of questions.  AM Best, certainly affirming the A-plus rating during the quarter mentioning superior capitalization as part of their commentary.  How much excess capital do you have right now?

Joe Dondanville:  Mike, this is Joe Dondanville.  I think if you were to look at the Best adequacy ratios we’re probably somewhere around that $100 million level.

Michael Grasher:  OK.  With that $100 million, would you be inclined to, I guess, re-engage the share repurchase?

Joe Dondanville:  Well that’s going to be one of the things we look at in the second half.  We’d also want to make that we are well on our way to an economic recovery.  We don’t want to see any continuous setbacks that we’ve seen in this second quarter but second quarter is just kind of the start, and we’re somewhat cautious about what the second half is going to bring.  But if we see some opportunity to put that money to use, that’s where we’d rather use it as opposed to buy back shares.

Michael Grasher:  OK.  And I assume that would imply some M&A opportunity that maybe would come along.

Joe Dondanville:  If something does come along we’re certainly open to it.

Michael Grasher:  OK.  And then can you speak to what you have seen on that front?

Mike Stone:  It’s Mike Stone.  Let me answer part of that before.  We have — we’ve added a number of products.   We’ve added a number of underwriters.  We’ve increased our geographic spread over the past year.  We have — we are positioned for a market turn.

We don’t have to do M&A to run our gross written premium up quite a bit over the next year or so, assuming that the economy recovers or assuming that the insurance market pricing firms.  So we don’t have to do an M&A to use that capital fairly quickly if we get some change.  If we don’t get any change, yes that’s a different question.

Michael Grasher:  OK, fair enough.  And then final question, just wanted to — the comments around inflation — what are you sort of assuming in terms of inflation over the next couple of years?  Or how are you intertwining that into the assumptions within the reserving policy?

Jon Michael:  Well, when we talk about inflation we talk about — this is Jon.

Michael Grasher:  Yes, Jon.

Jon Michael:  We talk about inflation that includes inflation for the traditional economy.  But then in addition to that we talk about claims inflation, which includes increased or decreased jury awards, you know general expansion of coverages that may occur through the you know within the legal system or through the regulatory system.  We also talk about medical inflation, which is much higher than the general economic inflation.

And so  our reserving process includes, dependent upon the duration of the product, what kind of product it is, it goes anywhere from a low of about 4% estimated and that would be for a product that maybe has a fairly short duration type life.  And up to as high as you know 12% dependent on the duration of the product and the type of product.  So I can’t — again, I’m not an actuary but I just know what those numbers are.

Michael Grasher:  OK.  And those numbers, have they changed?  And if so, how much have they changed over the past 6 months?

Jon Michael:  Over the last 6 months they’ve probably gone up slightly but not anything that you know we’re not estimating any kind of hyperinflation if that’s what you’re asking.  And over the last couple of years they’ve risen probably moderately I would say.  We’re seeing a slightly increase in what our actuaries are seeing.  Of course, they’re looking in a rear view mirror and then trying to forecast the future.  And you know looking at economic trends and the like.

Michael Grasher:  Understood.  Thank you.

Operator:  (Operator instructions).  We’ll hear next from Ron Bobman with Capital Returns.

Ron Bobman:  Hi, good morning and congrats on a great quarter.  I had a question.  I think I read during the quarter that one of the CAT modelers in their quake model made some meaningful changes to, I think it’s the California sort of quake loss estimates or — that an insurer I guess using the model would incur.  And if my recollection is right would that have — do you foresee that having any impact on either (a) the quake risk that you sell or the type or the amount or structure of the reinsurance you buy to protect that book?  Thanks a lot.

Mike Stone:  Yes, this is Mike Stone.  I think the — one of the models is — has recalibrated and Cal quake is down from a modeled perspective.  That there are a number of fairly widely used models.  The others are not.  Not yet anyway.

So I would suspect that right now that one model change probably won’t move the market.  If the other models come out with similar changes or a comparable change — relative changes, because they’re all different, but if there’re relative changes in that direction you might see some price movement in quake.

Certainly, the reinsurers use — typically use a wide range of models, some proprietary.  I doubt that this one model change will have a significant impact on pricing.

Ron Bobman:  OK and do you know if the other modelers are in the process of running this — sort of running refinements, or I guess just in ordinary they’re constantly doing that and you wouldn’t be aware of anything extraordinary being worked on.

Mike Stone:  No, I think — this is Mike Stone again.  I do know that one of the other modelers is preparing a version change as well.  When that becomes available we don’t yet.  It’s moved a couple times.  We suspect that there will be some movement probably downward on Cal quake but that’s just a suspicion at the moment.

Ron Bobman:  OK, thanks and continued good luck.

Operator:  We’ll take our next question from Bijan Moazami with FBR Capital Markets.

Bijan Moazami:  Good morning everyone.  I just wanted to recap some of what you said in the conference call and try to have a better understanding in terms of what the strategy of the company is because I’m a little bit confused.

On one hand, on the investment side you’re accumulating massive amounts of cash.  You’re shortening the portfolio duration.  From an underwriting perspective, you don’t appear to be way too excited about the dynamic of the market.

You’re starting with almost $100 million of excess cash on the balance sheet.  You had a cash flow which is twice as much as you’re operating income, which by the way, it’s really good, which basically means you’re accumulating statutory at a very rapid pace.

You’re not doing any share buyback right now, which brings the question of what are you planning to do?  Do you think that the market’s going to improve any further than that?  Do you really see a lot of opportunities to be making acquisitions?  I’m a little bit confused and I was wondering if you could help me out understanding what the strategy is.

Jon Michael :  Well, Bijan, as you know strategy doesn’t take place in a quarter or even 6 months.  It takes place over a whole cycle.  Yes, today we do have excess capital and we intend to use that excess capital and if we can’t, and you know probably better than anybody else, if we cannot use that excess capital we’ll give it back to the shareholders.  So, we intend to use it if we can.  If we can’t we’ll give it back.  That is our strategy.

Are we anticipating a turn in the marketplace?  Well we can be hopeful that there will be a turn in the marketplace.  And if that doesn’t occur and we cannot find places to deploy this capital through M&A or through other teams of underwriters that we’ve already been deploying, then, we will give it back to shareholders.

Bijan Moazami:  I don’t want to be pushy on this topic but what is the product that is missing that you’re not in that you have an interest in getting into?

Mike Stone:  Bijan, its Mike Stone.  The — again, obviously there’s — we’re still a fairly small company, I believe, last time I looked.  There’s a whole host of products that we aren’t in.  Which of those products makes sense, fit with our model?

I’d suggest to you there are a number of them.  I’ll just lead with one.  We started design professionals last year.  We believe most of our peer companies in the specialty space have a much larger professional practice than we do.  We would be interested in that.  We’re not — we don’t have anything on the radar but one of the things that we think about.  So there are — I think a short answer to your question is we’re still small.  There’s a bunch of products that we aren’t in that we could be in if we found the right people.  And it really does start with that.  The right people and we haven’t found them yet.

Bijan Moazami:  OK.  One last question on the property business, you’ve been growing that book pretty nicely.  First, how much of that growth comes from the DIC?  And secondly, because the reinsurance rates are going up somewhat faster than the primary rate, is the margin in that business holding on accident year basis?

Joe Dondanville:  Yes, it has.  I think we’ve seen some favorable loss trends that have offset.  The amount of exposures that we have is down.  I guess that might also address your other comment about our strategy.

If we see any improvement in the economy where we have exposures in the trucking area and the contractor’s area, it’s not necessarily a policy count problem.  It’s a revenue base problem or miles driven problem that as we see the economy picking up we’ll see more revenues from contractors and more miles and we’ll see an improvement in the business that we write from that perspective, as well.

Bijan Moazami:  Thank you.

Operator:  And we have a follow-up question.  We’ll hear from Meyer Shields.

Meyer Shields:  Thanks.  I just had another follow-up on the property side.  How do you distinguish between sort of the fundamental underwriting profitability on one hand and maybe the catastrophic provision on the other hand when there weren’t any catastrophic losses?

Jon Michael:  Well, when there aren’t — it’s Jon Michael answer on this one.  When there aren’t catastrophic losses there are no losses to report that’s an obvious thing.  I guess if you’re asking if our profile of risk has either increased or decreased, I think over the years it’s decreased significantly from CAT.  And so you know our diversification of our insurance portfolio is far less CAT-oriented today than it ever has been.  And we continue to reduce that exposure to catastrophe.

Meyer Shields:  OK, so the catastrophic provision as a percentage of earned premiums has been coming down?

Jon Michael:  Yes, it is coming down.  It is.

Meyer Shields:  OK.

Jon Michael:  And you know so overall as a percentage of our overall premiums our CAT exposure is a lot less than what has been in years past.

Joe Dondanville:  Yes and we monitor the results of the property by the different types of coverages that we write.  So, we look at the fire coverages separate from the CAT coverage.

Jon Michael:  Yes and we’re looking at, for example, wind in Florida and wind in other areas for profitability of that book given a normalized loss cost.  We’re looking at our exposure to earthquake by measuring exposure units, not just say PML or anything like that.  We’re looking at actual exposure, so it’s quite a bit more sophisticated than just posting GAAP results.

Meyer Shields:  OK, thank you.

Operator:  We’ll hear next from Michael Nannizzi with Oppenheimer.

Michael Nannizzi:  Thanks.  Thanks for taking my question.  Just had a question about loss development in the quarter.  I know — I think you guys do you full reserves studies in the second, third and fourth quarter.  I just wanted to understand a little bit about the process you undertook in the first quarter in coming up with the release.

And if you could talk a little bit about which books and which accident years were the beneficiaries of the reserve releases.  And I have one follow-up.  Thanks.

Joe Dondanville:  OK, this is Joe Dondanville.  You are correct.  We do the studies on a — on three out of the four quarters.  But in the — for every quarter we do an evaluation of the actual reported losses versus expected reported losses.

And that is also a driver of the overall results because the loss reserve studies are in arrears but we also look at what’s happened in that current quarter.  So, if we see a significant improvement in the reported numbers versus expected that’ll cause reserve changes, as well, both positive and negative.

Now, the reserve releases that we had in the second quarter, we’ve had just about half of it come in out of the 2008 year favorable results on our personal umbrella and our trucking business, which is short sale.  And the rest goes anywhere from 2001 to 2007 looking at the casualty lines.  And then we’ve also had some adverse development that goes back to — prior to 2001.  So it’s across the board when we get into the comprehensive reserve studies that we conduct.

Michael Nannizzi:  Great, thanks.  And just in the casualty line, I noticed that the expense ratio picked up a little bit.  Was there anything specific that related to?

Joe Dondanville:  Well, it’ll typically pick up when we have favorable reserve releases.  That additional income will drive bonus programs that’ll cause us to pay more out in those programs.

Michael Nannizzi:  I see.  OK.  And just if I could one last one, just more a philosophical question, is if casualty — if customers that purchase casualty insurance are in this market kind of whether they’re pulling back limits or raising deductibles to kind of dial in their exposures, are you — first of all, are you still seeing that on the casualty side?

And second, on the property side, is that a behavior that you’re seeing or because it’s a less discretionary coverage are you seeing that less on that side?  And thank you, again for taking my questions.

Mike Stone:  This is Mike Stone.  On the casualty side, certainly we see people buying less limits still.  And get less commercial umbrella cover — less personal umbrella cover.

On the property side, I think you’re correct except you’ll see less people buying quake, for example, or they’re able not to buy it if there’s not some bank that’s forcing them to.  And certainly, they will raise deductibles on the property side as well if it gives them appropriate amount of relief.

So, you see buying habits change on all lines in this marketplace.

Michael Nannizzi:  Great, thank you.

Jon Michael:  Michael, on the liability lines the biggest factor is economic activity.  When — as Joe mentioned, when construction projects are down, when contractors get their revenues cut by 25% or 30% or 40%, then our premium levels are going to track that fairly consistently with that particular contractor.  So, the book overall, which — that general liability book, which is largely driven by contractors, a high percentage of it, perhaps, as high as 60% of that book at one period of time was contractors.  And as that economic activity gets reduced, our premium volume will get reduced as well.

And as Joe mentioned on the transportation side, it’s dependent on some people call it power units.  We do our rating based on miles driven.  We think that’s a better driver of it but when economic activity is down, there are fewer trucks on the roads.  So that’s going to drive premiums down.

But buying habits do change.  On the property side, they’re buying less limits, especially for earthquake as that price has gone up.  And deductibles will go up, too.

Michael Nannizzi:  Right.  Thank you very much for that.  Just if I could, one quick follow-up then.  I mean on the property — so casualty, clearly there’s a very tight walk across from the economy and commercial activity overall.

Is there a similar kind of macro trend that impacts the property line to the same degree or is it just a more diluted impact of the economy on the property side?

Jon Michael:  Well, I think you know we’re in the specialty business and so in a strange way we might get more opportunities as buildings become vacant.  And move over from an admitted product to a non-admitted or surplus lines product, so in that strange way we could get more fire type opportunities.

But I think behaviors on the property side are driven largely by what the banks require coverages to be and what the customer can afford to pay for insurance, because you know you don’t necessarily see the same type of a reduction.  Obviously, building values would be down and so one would expect that the premiums would be down and that is true but perhaps, not as — we don’t see it as you know as prevalent as we do on the liability side.

Michael Nannizzi:  Great.  Sorry to hog so much time.  Thanks again for answering all those questions.

Operator:  And we do have one more caller in the queue.  We’ll hear from Doug Mewhirter with RBC Capital Markets.

Doug Mewhirter:  Hi, good morning.  I just wanted to — first question was just a quick follow-up on the previous caller’s question, regarding, how it relates to the competitive environment in the economy.  Now, I realize that rates are determined in part by underwriter behavior.  And you know rising loss ratios can change behavior but do you think that rising loss ratios aren’t really sufficient to really turn rates around and you really need some sort of upturn in economic activity to drive demand to really push the market, I guess, particularly on the casualty side?

Jon Michael:  Well, yes I think you know there are two different things.  You’ve got the economy, which is the external environment, which we’re playing in.  And then you have the insurance marketplace and the amount of deployed capital in the insurance marketplace.  And currently, worldwide and especially in this country, we’re over-capitalized.

And that is in all probability why we haven’t seen any turn in the market.  Because certainly, at 105 combined ratio that we’re predicting for the accident year and I think any other company that’s writing the same kind of business that we’re writing, should be predicting those same types of ratios.  We should see price firming or at least price stabilization.

And although as Mike mentioned it’s down just 5% or less than 5% probably for the quarter, we haven’t really seen that bottom yet but we’re getting pretty close.  So, I don’t know if that answered your question but you know there are different factors that affect the insurance marketplace and the rate environment that we live in.

Doug Mewhirter:  Thanks for that.  My last question is regarding the new teams you brought onboard.  What do you think the, and I know you don’t really target or budget premiums, you more look at underwriting profit, but based on the past — the underwriting teams past — books of business or the size or their contacts, people may — you may have brought onboard in the last 6 months, how much, I guess, premium capacity do those teams might have that are above and beyond your current books they’re writing right now, in very round numbers?

Jon Michael:  I — you’re right, we don’t predict that.  We don’t give that kind of forward-looking information.  We wouldn’t have hired them if we don’t think they have the ability to generate a profitable book of business that would impact the company’s bottom line.  I’ll just tell you that.  So I can’t give you numbers.

Doug Mewhirter:  OK, thanks a lot.  That’s all my questions.

Operator:  At this point, we have no further callers in the queue.  (Operator instructions).  If there are no further questions I’ll now turn the conference back to Mr. Jonathan Michael.

Jonathan Michael:  Thanks, great questions everybody.  An outstanding quarter given the economy and the relative soft insurance marketplace.  Our gross premiums were off just 3% for the quarter and just over 5% year-to-date, really a remarkable achievement given the lack of economic activity this last 6 months.

Even more noteworthy is that our combined ratio for the quarter was sub-80 and year-to-date, 83.7.  These ratios are obviously aided by the reserve releases that we’ve talked about but even without those releases, the underwriting result was very, very good indeed.

Our assets are solid.  We are fairly flush with cash and have a solid capital base to build on.  We continue to look for new opportunities and stand ready to take advantage when we deem it appropriate.

Thanks for listening.  We’ll look forward to talking to you next quarter.

Operator:  Ladies and gentlemen, if you wish to access the replay for this call you may do so by dialing 1-888-203-1112 with an ID number of 9947260.  This concludes our conference for today.  Thank you all for participating and have a nice day.  All parties may disconnect.

# # # # # # # # # #   E  N  D   # # # # # # # # # #